AMENDMENT NUMBER 3 TO
                      TRANSFER AND ADMINISTRATION AGREEMENT


         AMENDMENT NUMBER 3 TO TRANSFER AND ADMINISTRATION AGREEMENT (this "Amendment"), dated as of December 23, 1996 between PERFORMANCE FUNDING
CORPORATION, a Delaware corporation, as transferor (in such capacity, the "Transferor"), UNION ACCEPTANCE CORPORATION, an Indiana
corporation, in its individual capacity and as collection agent (in such capacity, the "Collection Agent"), and ENTERPRISE FUNDING CORPORATION, a Delaware corporation (the "Company") amending that certain Transfer and Administration Agreement dated as of July 24, 1995, as amended by Amendment No. 1 dated as of September 8, 1995, and Amendment No. 2 dated as of May 10, 1996 (the "Transfer and Administration Agreement").

         WHEREAS, the Transferor and the Company have agreed to make certain amendments to the Transfer and Administration Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

         SECTION 1. Defined Terms. As used in this Amendment and except as otherwise provided in this Section 1, capitalized terms shall have the same meanings assigned thereto in the Transfer and Administration Agreement:

         (a) Section 1.1 of the Transfer and Administration Agreement is hereby amended by the addition of the following definition in the appropriate alphabetic location:

                  "Acquisition Subsidiary" shall mean a wholly owned subsidiary of UAC which has entered into (i) agreements with dealers in certain states for the origination or purchase of Receivables, and (ii) an agreement with PAC pursuant to which PAC acquires all Receivables originated or purchased by such Acquisition Subsidiary.

         (b) The definition of "Eligible Receivables" is hereby amended by deleting paragraph (i) therefrom and replacing it with the following text (solely for convenience of reference, the revised language in this definition is italicized):

                  "(i) (A) which shall have been either (x) originated by or through a factory authorized dealer located in the United States and which, together with the Contract related thereto, shall have been validly assigned by such dealer to an Acquisition Subsidiary or PAC pursuant to the terms of such Contract, for the retail sale of the related Financed Vehicle in the ordinary course of its business, shall have been validly assigned to PAC if such Receivable had been assigned by such a dealer to an Acquisition Subsidiary, shall have been validly assigned to UAC if such Receivable had been assigned by such a dealer to UFSB, shall have been fully and properly executed by the parties thereto, and shall have been

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         advanced directly to or for the benefit of the Obligor for the purchase of the re lated Financed Vehicle, or (y) originated by an Acquisition Subsidiary or PUAC, for the retail sale of the related Financed Vehicle in the ordinary course of its business, shall have been validly
         assigned  to  PAC  if  such   Receivable  had  been  originated  by  an
         Acquisition Subsidiary, shall have been fully and properly executed by the parties thereto, and shall have been advanced directly to or for the benefit of the Obligor for the purchase of the related Financed Vehicle, (B) shall have been sold by UAC to the Transferor pursuant to the Sale and Pur chase Agreement and to which the Transferor has good title thereto, free and clear of all Adverse Claims, and (C) the Contract related to which shall contain customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against the collateral of the benefits of the security provided thereby;

         SECTION 2. Limited Scope. This amendment is specific to the circumstances described above and does not imply any future amendment or waiver of rights allocated to the Company, the Transferor, Union Acceptance Corporation, the Collection Agent, the Administrative Agent or the Collateral Agent under the Transfer and Administration Agreement.

         SECTION 3. Consent to Amendment of Sale and Purchase Agreement. Without implying any amendment or future waiver of rights by the Company under the Transfer and Administration Agreement, the Company hereby consents to the execution and delivery by the Transferor of the Second Amendment and Restatement of Sale and Purchase Agreement dated as of December 23, 1996.

         SECTION 4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK.

         SECTION 5. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 6. Ratification. Except as expressly affected by the provisions hereof, the Transfer and Administration Agreement as amended shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Transfer and Administration Agreement to "this

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Agreement",  "hereunder",  "herein" or words of like import  shall mean and be a reference to the Transfer and Administration Agreement as amended by this Amendment.

              (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment Number 3 as of the date first written above.

                                           ENTERPRISE FUNDING CORPORATION,
                                                    as Company



                                   By:  /s/ K. Carter Harris
                                        ----------------------------------------
                                                    Name: K. Carter Harris
                                                    Title: Vice President


                                           PERFORMANCE FUNDING CORPORATION
                                                    as Transferor



                                   By:  /s/ Melanie S. Otto
                                        ----------------------------------------
                                                    Name: Melanie S. Otto
                                                    Title: Assistant Secretary



                                           UNION ACCEPTANCE CORPORATION
                                                    As Collection Agent



                                   By:  /s/ Maureen A. Schoch
                                        ----------------------------------------
                                                    Name: Maureen A. Schoch
                                                    Title: Vice President












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